Exhibit 99.1
JBT Appoints New Director
Adds Operations and Supply Chain Expertise to the Board

CHICAGO, March 5, 2020 /PRNewswire/ -- JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, announced today that it has increased the size of its Board of Directors to nine members and elected Lawrence V. Jackson to the Board effective March 9, 2020.
"We are extremely pleased to welcome Lawrence to the Board," said Tom Giacomini, Chairman, President, and Chief Executive Officer. "Lawrence brings senior leadership experience from significant management roles with large food-related business operations including oversight over global procurement strategies. Following the recent additions of Barbara Brasier and Emmanuel Lagarrigue, Lawrence’s appointment further expands the diversity of expertise and experiences on JBT’s Board, helping advance our global growth strategy."
Lawrence V. Jackson is the former President and Chief Executive Officer, Global Procurement Division, for Walmart and served as its Chief People Officer. Mr. Jackson has also served as President and Chief Operating Officer of Dollar General Corporation, Senior Vice President, Supply Operations for Safeway, Inc., Senior Vice President, Worldwide Operations, Pepsico Food Systems, Inc. and Chief Executive Officer, SourceMark, LLC.
Mr. Jackson brings extensive public and private company board experience, currently serving on the Board of Directors of Assurant, Inc. and as Chairman of the Board of SourceMark, LLC. He holds a Bachelor of Science in Economics and an MBA from Harvard University.
JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 6,400 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.
Investors & Media: Megan Rattigan +1 312 861 6048